EXHIBIT 10.3

AMENDMENT AND EXTENSION AGREEMENT No. 1-2023

For and in consideration of good and valuable consideration, the adequacy of which is hereby acknowledged, YouneeqAI Technical Services, Inc. (YAI) and Digital Cavalier Technology Services, Inc., (DCTS) hereby covenant, and agree, as follows:

1)	The parties entered into a License Agreement on February 9th, 2022, a copy of which is attached hereto as Appendix “A”.
2)	The parties hereby amend the License Agreement on May 4th, 2022, a copy of which is attached hereto as Appendix “B”.
3)	In the event that YAI is successful in achieving the effectiveness of the S-1 Registration Statement for its common shares in which DCTS is able to register shares for resale and/or distribution, then the License Agreement shall become non-cancellable for any reason, except the failure to commercialize the IP and technology within twenty-four months after the date of effectiveness of the S-1 Registration.
4)	The parties hereby amend and extend the License Agreement for 24 months.
5)	All other terms and conditions shall remain in full force and effect, without amendment.
Dated: February 6th, 2023
YouneeqAI Technical Services, Inc.
By:
Authorized Signatory & Director

Digital Cavalier Technical Services, Inc.

By:
Authorized Signatory & CEO

Appendix “A”

See Below

LICENSE AGREEMENT

February 09, 2022

This LICENSE (hereafter, the “Agreement”), to be effective as of the 9th day of February 2022 (hereafter, the “Effective Date”), is made by and between Digital Cavalier Technology Services Inc. d/b/a YOUNEEQ., a British Columbia, Canada corporation, (“YOUNEEQ”) and American Hemp Ventures, Inc., a Nevada Corporation, (“AMHV”) (YOUNEEQ and AMHV are hereinafter sometimes referred to individually as “Party” and collectively as “Parties”).

RECITALS

WHEREAS, YOUNEEQ develops, distributes, and markets cookieless AI Personalization engine software as a service (SaaS) products and services, for e-commerce, content marketing, digital publishing, and other industries where a relevant customer experience is necessary.

WHEREAS AMHV desires to license, market and sell Youneeq’s solution with respect to the Operational Artificial Intelligence Platform as described on Addendum A.

1.        DEFINITIONS. For the purposes of this Agreement, the following terms will have the

a.	The term “Agreement” means this Agreement, together with all Addenda attached hereto.
b.	The term “Youneeq AI” refers to the YOUNEEQ Artificial Intelligence Software, currently version 2, which is installed in a cloud-based location and applied to e-commerce and retail, content marketing and publishing, and independent software vendors platforms. (See Addendum A).
c.	The term “Specifications” refers to those features, functions, and characteristics of the Youneeq AI described in Addendum A to this Agreement.
d.	The term “Application” means any application and all its features that can be used in any industry, including industries such as e-commerce and retail, content marketing and publishing, and independent software vendors. An application includes, but is not limited to, a fully operational compiled software platform for streaming that is accessed in a cloud location by a user.
e.	Each Party’s “intellectual property” respectively refers to, without limitation, all of its technology, ideas, designs, concepts, inventions and processes which may or may not be patentable, and includes without limitation all its copyrights, licenses, trade secrets, know-how, formulae, algorithms, test information, computer software, and firmware and the computer codes, customer lists, target lists, industry partners, and investors.
f.	The term “Affiliate” shall mean any person, firm, corporation (including, without limitation, service corporation and professional corporation), partnership (including, without limitation, general partnership, limited partnership, and limited liability partnership), limited liability Youneeq, joint venture, business trust, association or other entity that now or in the future, directly or indirectly, controls, is controlled by or is under common control with a party. For purposes of the foregoing, “control” shall mean, with respect to (a) a corporation, the ownership,

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directly or indirectly, of greater than fifty percent (50%) of the voting power to elect the directors thereof, or (b) any other entity, the power to direct the management of such entity.

g.	The term “NDA” shall mean Non-Disclosure Agreement which is attached hereto as Addendum B.

NOW, THEREFORE, for and in consideration of the mutual covenants, premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties expressly agree as follows:

2.        LICENSE CONSIDERATION AND TERMS.

Subject to the terms of this Agreement, YOUNEEQ grants an exclusive License to AMHV for this application and the consideration for this exclusive license which shall be as follows:

(a)	AMHV shall pay to Youneeq $40,000 USD monthly for twenty-five (25) months for a total of $1,000,000 USD as consideration for the continuation of the rights and licenses granted herein. The first $40,000 payment shall be paid to Youneeq within 5 business days of the execution of this Agreement. AMHV has the right to accelerate any and all payments with no penalty.

(b)	AMHV shall issue thirty million (30,000,000) fully paid and non-assessable common shares of AMHV to Digital Cavalier Technology Services Inc., or its Assigns.

(c)	AMHV shall prepare invoices, mail and collect bills, and issue written receipts for cash payments, for services provided by Youneeq to its customers under this Agreement.

(d)	AMHV agrees to pay Youneeq the equivalent of 5% of gross revenue (“License Fees”) generated from all Youneeq software and services as consideration for the continuation of the rights and licenses granted herein.

(e)	AMHV shall pay the above License Fees within thirty days after the end of each calendar month with respect to revenues received by AMHV in such months that are subject to the Agreement.

(f)	Youneeq shall be entitled to its License Fees for so long as AMHV or its successors or assignees continue to receive revenue from Youneeq’s offerings.

(g)	AMHV shall have no obligations to make any further payments to Youneeq other than those set forth in Section 2.

(h)	Tagalong provisions – continuing covenant. In the event of any offer to AMHV, for sale or purchase or acquisition of the business, sublicense, merger, or recapitalization, AMHV shall include YOUNEEQ as an equity participant on similar terms to any.

(i)	AMHV agrees that all intellectual property that Youneeq creates in the performance of its duties during the duration of this agreement, including ideas, writings, developments, improvements, designs, photographs, software, programming, models, graphics, and other works is the sole and exclusive property of Youneeq.
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(j)	Included in the Licensee Fees, YOUNEEQ shall provide to AMHV software application development, sales, and marketing services.

3.	TERM OF AGREEMENT.

The term of the Agreement shall be twenty-five (25) months from the Effective Date, which shall automatically renew for consecutive twenty-four (24) month periods, as long as the license is in good standing.

4.	TERMINATION.

(a)	This Agreement may be terminated prior to the expiration of the term set forth in Section 3 upon the occurrence of any of the following events:.

i.	AMHV’s failure to pay YOUNEEQ for any License Fees shall be grounds for the termination by YOUNEEQ of this License, at its sole discretion. However, all shares received by YOUNEEQ hereunder shall be fully earned and deemed fully paid and non-assessable and noncancellable for any reason.

ii.	By mutual written agreement of the Parties; or

iii.	By written notice by AMHV if AMHV does not accept the software by the Acceptance Date and YOUNEEQ is unable to modify the software to address the problem within a time reasonably specified by AMHV, with a new acceptance phase for the modified software; or

iv.	Upon the failure of either Party to observe, keep or perform in any material respect any of the covenants, terms, and conditions of this Agreement, where such failure is not fully cured by the defaulting Party within thirty (30) days after written notice from the other Party of such failure and the non-defaulting Party gives written notice after said thirty (30) day period of its election to terminate this Agreement; or
v.	In the event either Party ceases conducting business in a normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of, or becomes subject to, any proceeding under the Federal Bankruptcy Act or any other statute of any state relating to insolvency or the protection of creditor rights, the other Party shall have a right to terminate this Agreement, provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents thereto or such proceeding is not dismissed within sixty (60) days after the filing thereof. The Parties agree that each Party may fully exercise all of its rights and elections under the Bankruptcy Code.
b.	Termination of this Agreement by AMHV pursuant to Section 4.a.ii above shall relieve AMHV of making the payments specified in Sections 2. a through d.

c.	Expiration of this Agreement at the end of its term or termination of this Agreement for the default of YOUNEEQ shall not affect or void any of the licenses granted herein.
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d.	Termination of this Agreement by mutual agreement (i) will not affect any rights or licenses granted to AMHV under any other agreements between the Parties, and (ii) will not terminate the license to use, provide access to and maintain the Youneeq AI installed on any application subscribed, sold, licensed, leased, rented or transferred by AMHV or which AMHV is obligated at the time of termination to sell, license, lease, rent or transfer, and any other portion of the Youneeq AI necessary to the continued operation and maintenance of such Applications. Any other terms, rights, or licenses under this Agreement that, by their nature, extend beyond such termination or expiration shall survive this Agreement. Such continuing terms, rights, or licenses shall apply to both parties’ successors and assigns. Sections 5, 7, 8, and 12 shall survive termination or expiration of this Agreement.
e.	In the event of termination due to the failure by AMHV to pay in full the compensation set forth in Sections 2(d), the licenses granted to AMHV herein shall terminate, YOUNEEQ shall be entitled to injunctive relief. AMHV shall return or destroy any and all of YOUNEEQ’s confidential information, including but not limited to copies of the Youneeq AI in its possession and associated tools and documentation, and shall immediately discontinue development of or with the aforementioned property or information. Similarly, YOUNEEQ shall return or destroy any and all of AMHV’s intellectual property or confidential information. In the event of a termination by reason of AMHV’s default of Section 4.a.iii above but after payment in full of the compensation set forth in Sections 2.a, no license granted herein, including all licenses with respect to the Youneeq AI, shall be terminated but shall remain in full force and effect. Any creditor who may receive assets from AMHV through bankruptcy shall be subject to the terms and conditions of this Software Agreement.

f.	YOUNEEQ shall be entitled to injunctive relief for any prohibited use of the Youneeq AI. Furthermore, AMHV shall pay YOUNEEQ $700 (USD) per Application placed in the field utilizing the Youneeq AI after such use is prohibited under the terms of this Agreement.

g.	Upon termination of this Agreement, AMHV shall return or destroy any and all of YOUNEEQ’s confidential information, including but not limited to copies of the Youneeq AI in its possession and associated tools and documentation, and shall immediately discontinue development of or with the aforementioned property or information. Similarly, YOUNEEQ shall return or destroy any and all of AMHV’s intellectual property or confidential information.

5.        INTELLECTUAL PROPERTY CONFIDENTIALITY.

a.	YOUNEEQ assigns to AMHV use of all of its title to its copyrights, patents, and any other intellectual property rights as defined above. YOUNEEQ does not transfer title or any interest in or to the copyrights, codes, patents, or trademarks in the Youneeq AI to AMHV. In the event of a default where the parties agree to terminate and dissolve this agreement, title to the intellectual property licensed to AMHV, in its original content and configuration, shall be transferred back to
YOUNEEQ.

b.	AMHV shall not allow any non-AMHV employee to examine, use or otherwise gain access or understanding of the internal operations of the Youneeq AI, provided by YOUNEEQ per this agreement, with the exception of disclosure to, or access by, (i) government employees or agents (as required by law and/or as required pursuant to the regulations of a Licensed Jurisdiction) for certification or otherwise, (ii) personnel acting on behalf of a quality assurance laboratory in
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connection with securing or maintaining certification for quality assurance approval, and (iii) independent contractors who have a need to such disclosure and access to assist AMHV in maintaining, modifying and enhancing the Youneeq AI, or in obtaining certifications, but only if such contractors are bound by a confidentiality agreement with terms similar to those on Addendum B. AMHV shall be liable for any breach by independent contractors. AMHV’s funding partners and prospective buyers shall not be excluded by this clause, so long as the Parties sign a binding Non-Disclosure and Confidentiality Agreement, prior to the disclosure.

c.	Prior to and during the performance of the Agreement, information in any form of either Party (the “Disclosing Party”), which such Party normally keeps confidential and which a reasonable person would assume is confidential, may be, or has been, disclosed and received by, or come to the knowledge of, the other Party (the “Receiving Party”), including without limitation information related to the Disclosing Party’s business, organization, operations, intellectual property, clients/customers or software shall be deemed confidential information. The Receiving Party acknowledges that said information (“Confidential Information”) shall be deemed confidential and proprietary, without the need for it to be marked as confidential or proprietary. Except as necessary to disclose Confidential Information to a government quality assurance agency or government employee in order to secure or maintain quality assurance compliance, or to disclose such property or information to a quality assurance laboratory to secure or maintain certification for quality assurance approval, or to disclose such property or information to a contractor, who is also bound by the terms of confidentiality, to assist AMHV in maintaining, modifying and enhancing the Youneeq AI, neither Party shall disclose the Confidential Information of the other to a third party, except in the event that the receiving party has executed a Non-Disclosure and Confidentiality Agreement, such as in the event of proposed buyers or funding partners. The Receiving Party agrees that the Confidential Information shall be kept in strict confidence and shall not be used for any purpose other than the performance of the Agreement, or otherwise disclosed to anyone in any manner whatsoever, including by means of photocopy or reproduction, without the Disclosing Party’s prior written consent, except to its employees and to those of its Affiliates as applicable, on a need-to-know basis. The Receiving Party shall maintain adequate internal procedures, including appropriate binding agreements with its employees, Affiliates, and independent contractors to protect the Confidential Information from unauthorized disclosure and use. The Receiving Party shall use the same degree of care to avoid unauthorized disclosure of the Confidential Information as it employs with respect to its own confidential/proprietary information of like quality and nature but employing no less than a reasonable standard of care.

d.	The Receiving Party shall have no obligation as to Confidential Information that (i) can be shown by documentary evidence to have been previously known to the Receiving Party at the time of disclosure, (ii) is independently developed by the Receiving Party without breach of this Agreement, (iii) is lawfully obtained from a third party without restriction on use or disclosure, (iv) is or becomes part of the public domain through no fault of the Receiving Party, or (v) is disclosed pursuant to any judicial or governmental requirement or order, provided that the Receiving Party takes reasonable steps to give the Disclosing Party sufficient prior notice in order to contest such requirement or order.

e.	Both Parties agree that the terms of this Agreement shall remain confidential and neither Party shall reveal or discuss said terms with a third party (with the exception of government or quality assurance agents as stated in this Section or of the accountants, lawyers and business
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advisors of such Party) without the express written permission of the other Party. The Parties agree to limit disclosure of the terms of this Agreement to their respective executive officers and directors on a need-to-know basis.

f.	The obligations of confidentiality hereunder shall continue for five (5) years after termination of this Agreement, and with respect to Confidential Information deemed a trade secret at law, beyond said five (5) year period for so long as such information remains a trade secret.

g.	YOUNEEQ agrees not to compete against AMHV in the market with any product or service or software hereafter, so long as this agreement is in effect.

6.        WARRANTY.

a.	All warranties that each party provides under the Agreement are solely for the other party’s benefit. AMHV may not transfer or assign any of these warranties except pursuant to an assignment of this Agreement pursuant to the consent of YOUNEEQ.

b.	Each party warrants to the other that:

i.	It has the necessary expertise, capabilities, and resources to perform all of its obligations under the Agreement; and

ii.	It is not under and will not assume any contractual obligation that conflicts with its obligations under this Agreement.

c.	The only warranties and indemnities provided for the Youneeq AI are those granted to AMHV in this Agreement.

YOUNEEQ WARRANTS THAT THE VERSIONS CURRENTLY DESIGNATED YOUNEEQ AI LICENSED HEREUNDER: CONFORM AND WILL CONFORM, TO THE SPECIFICATIONS ATTACHED HERETO AS ADDENDUM A.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, YOUNEEQ

PROVIDES THE YOUNEEQ AI TO AMHV “AS IS” WITHOUT WARRANTY. YOUNEEQ DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

d.	Neither Party will make any representations or warranties about the Youneeq AI other than those authorized by either Party in writing. This provision does not preclude a Party from making any statements to an employee or agent of a Licensed Jurisdiction or of a quality assurance laboratory necessary or appropriate to obtain certification for quality assurance approval or to comply with applicable law.
e.	YOUNEEQ represents that to the best of its knowledge it owns all rights, title, and interest in and to, or has a license right with the right to sublicense, the Youneeq AI and related documentation, including all of YOUNEEQ’s intellectual property rights therein, and has the right and authority to grant the licenses to AMHV on the terms set forth herein. YOUNEEQ further represents that as of the Effective Date, it is not aware of any claim by another that the use or
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modification of the Youneeq AI infringes any proprietary rights of another or would constitute a breach of a valid license or other agreement. YOUNEEQ shall inform AMHV immediately if any such claim of infringement is threatened in writing or is brought against it relating to the Youneeq AI.

f.	If an intellectual property infringement or misappropriation claim is asserted against AMHV regarding any software transferred to AMHV under this Agreement, YOUNEEQ agrees to collaborate and negotiate in good faith with AMHV to modify the Youneeq AI or other software upon request from AMHV. Neither Party will join a third party in a lawsuit brought against the other Party in relation to the Youneeq AI, or other software provided under this Agreement.

7.        INDEMNIFICATION.

a.	Each party shall indemnify, defend and hold the other party, its affiliates, and subsidiaries and their respective directors, officers, employees, and representatives, harmless from and against any claims, damages, losses, liabilities, causes of action or injuries, together with all costs and expenses, including penalties, interest levied, reasonable attorney’s fees and court costs, arising out of or resulting from:
i.	any failure by the party, its employees or representatives to comply fully with the obligations, representations or warranties set forth in this Agreement, including without limitation obligations against unauthorized copying, use, reverse engineering and related infringing activities and disclosure of Confidential Information; or

ii.	any claim that the party, its employees, or representatives have acted in a manner that constitutes gross negligence or willful misconduct or that constitutes a violation of any laws or any certification.

b.	If a third party makes a claim against YOUNEEQ based on AMHV’s representations not authorized by YOUNEEQ, then AMHV shall indemnify YOUNEEQ.

c.	If a third party makes a claim against AMHV based on YOUNEEQ’s representations not authorized by AMHV, then YOUNEEQ shall indemnify AMHV.

8.	LIMITATION OF LIABILITY.

To the fullest extent permitted by law, and notwithstanding any other provision of this Agreement, the total liability, in the aggregate, of YOUNEEQ and YOUNEEQ’s officers, directors, partners, employees and subcontractors, and any of them, to AMHV and anyone claiming by or through AMHV, for any and all claims, losses, costs or damages, including attorneys’ fees and costs and expert witness fees and costs of any nature whatsoever (collectively, “Losses”), resulting from or in any way related to claims of third parties that the possession or use of the software provided hereunder infringes or misappropriates the copyrights of such third party, shall not exceed the total amount paid to YOUNEEQ by AMHV. In all other cases, the total liability of YOUNEEQ for such Losses shall not exceed the total amount of Ten Thousand Dollars ($10,000). It is intended that this limitation applies to any and all liability or cause of action however alleged or arising unless otherwise prohibited by law.

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9.	ADVERTISING AND MARKETING.

Neither party will issue press releases or other publicity regarding the Agreement or the business relationship between the Parties without the prior written approval of the other party.

10.	SOFTWARE DEFECTS.
a.	YOUNEEQ has no obligation to correct errors or defects in any third-party software.
b.	YOUNEEQ will cooperate to provide Error Modifications to correct any Errors to software defects in the YouneeqAI that Youneeq finds and repairs through the course of Youneeq ’s own business operations for a period of 24 months after the Acceptance phase. YOUNEEQ will provide the fix in the form of a patch file or similar means that Youneeq will be responsible for integrating.
11.	COMPLIANCE.

It is expressly understood by the Parties hereto that Youneeq may need to be a licensed or certified Youneeq in certain regulated states jurisdictions which require Youneeq to perform due diligence on vendors, partners, and key employees as a condition of entering a contract with such parties. Youneeq has completed such due diligence, submitted all necessary information concerning YOUNEEQ to the relevant quality assurance body, and warrants that it has obtained all necessary authorizations to enter this Agreement. YOUNEEQ warrants that it has no knowledge of any fact or condition about itself, its assets, its financial condition, or its operations, which if known to any quality assurance body issuing such authorization, could reasonably be expected to cause any such authorization to be terminated or revoked.

12.	GENERAL PROVISIONS.

a.	This Agreement (including all Addenda attached hereto) is the entire understanding and Agreement between the Parties with respect to the subject matter hereof, and supersedes all other prior oral or written communications, negotiations, understandings, representations (if any) made by and between the Parties. If there is a conflict between any term or condition in this Agreement and a term or condition in any of the Addenda, the term or condition herein will prevail.

b.	All of the terms and provisions of this Agreement whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective legal representatives, successors and permitted assigns.

c.	Either party may transfer or assign this Agreement (including the licenses) only to an Affiliate or to any person or entity who acquires all or substantially all of the assets of such Party or to any person or entity to which all or substantially all of the assets of such Party are distributed. The person or entity that is the beneficiary of the transfer of this Agreement shall be bound by all terms and conditions of this Agreement. This Agreement grants rights and licenses only to one licensee at a time and can only be used by one entity at a time. In the event AMHV were to want to use the Youneeq AI with another entity simultaneously, AMHV or the new entity would be liable for a license fee payable to YOUNEEQ. Said license fee would be negotiated prior to said transfer to an additional licensee(s).
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d.	If any part of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited or deemed invalid under applicable law or regulation, such provision shall be prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.
e.	The failure or delay of any Party at any time to require performance by another Party of any provision of this Agreement, even if known, shall not affect the right of such Party thereafter to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by any Party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself.
f.	No notice to or demand on any party, in any case, shall, of itself, entitle such Party to any other or further notice or demand in similar or other circumstances.
g.	The terms of this Agreement may only be modified by a written agreement duly signed by persons authorized to sign agreements on behalf of YOUNEEQ and AMHV.
h.	All notices, demands, requests, or consents required or permitted under this Agreement shall be in writing and shall be hand-delivered, sent by facsimile, or mailed certified return receipt requests to the respective Parties at the following addresses, as the same may be changed by notice to the other Party:

If to YOUNEEQ:

Digital Cavalier Technology Services Inc.

838 Fort St. #100

Victoria, BC V8W 1H8

If to AMHV:

American Hemp Ventures, Inc.

2700 Youngfield Street

Suite 280

Lakewood, CO 80215

i.	YOUNEEQ and AMHV are independent contractors, and no agency, partnership, joint venture, employer-employee, or other similar relationship is intended or created by this Agreement.
j.	In the event of any dispute with regard to the interpretation of this Agreement or the respective rights and obligations of the Parties, other than those for which injunctive relief is appropriate, and as a condition precedent to any legal action being commenced by either Party, the officers of the Parties shall in good faith attempt to resolve the Parties’ differences. If the dispute is not, then resolved within fourteen (14) business days either Party may submit the dispute to Arbitration proceeding governed in accordance with the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”). The arbitration
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proceeding shall be held in the State of Nevada. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof, or application may be made in such court for a judicial acceptance of the award or decision and an order of enforcement.

k.	This Agreement and performance hereunder shall be governed by the laws of the State of Nevada without regard to its conflict of law provisions. The prevailing party in any legal action between the Parties shall be entitled to its reasonable attorneys’ fees.
l.	This Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. The delivery of a signature by facsimile or by electronic mail shall have the same effect as the delivery of an original signature.

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IN WITNESS WHEREOF, the Parties hereto executed this Agreement as of the Effective Date.

Digital Cavalier Technology Services Inc.	American Hemp Ventures, Inc.
a British Columbia corporation	a Nevada corporation

By:	By:
Its:

Its: CEO
Date: 2/9/2022	Date: 2/9/2022

Addendum A - Youneeq AI (Software) Description

Addendum B – Mutual Nondisclosure Agreement

Addendum C – Software Acceptance

Addendum D – Not Used

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ADDENDUM A

Youneeq AI (Software) Description

YouneeqAI is a SaaS-based Youneeq with a personalization solution that is easily deployable across multiple cloud hosting platforms, currently utilizes Amazon Web Services (AWS) cloud services and delivers at scale. Robust and efficient enough to scale to the needs of high traffic websites, such as news and image sites, while capable enough to outperform Salesforce Einstein solution in 50/50 split testing. YouneeqAI’s AI-based technology captures and analyzes both website visitor behavior historically and in real-time.

YouneeqAI aggregates profiles and other related behavioral data, while continuously scanning and analyzing website content, including ecommerce products, offers, media, and search history. YouneeqAI utilizes proprietary machine learning algorithms to provide both content and product personalization and recommendations, thereby delivering real-time personalization and unique user experiences.

YouneeqAI’s new dashboard will leverage web components to move beyond yet another dashboard for customers and provide real-time actionable insights to drive engagement and personalization either through a modular dashboard or as part of a customer-managed user interface.

Over four years has gone into development, testing and proof of concept of the platform. YouneeqAI has worked on hundreds of content and ecommerce websites to develop and train sophisticated algorithms. The need for both time and quantitative veracity of data is a barrier to entry for many companies entering into machine-learning supported content personalization.

YouneeqAI’s Core Technology is Designed to Be Extensible and Scalable. The core technology is distributed solution that allows buyers to build out scalable real-time and near-real-time analytics and content personalization

YouneeqAI’s backend was recently updated to Cassandra 4 thereby enabling easy migration to Google's Big Table, Amazon's DynamoDB, Microsoft's Cosmos DB

YouneeqAI includes a cross-cloud data pipeline that is extensible enough to reliably solve most any data analytics challenge, and has been proven out in one of the most demanding real-world scenarios - multisite digital news (high traffic - low revenue - 24/7 uptime required) (1)

YouneeqAI Accelerates Deployment of Privacy Compliant Real-Time Personalization

A strategic customer can gain maximum sales uplift by training YouneeqAI on its proprietary data. An extensible and scalable data pipeline that can be easily migrated to the customers database platform thereby:

•	Reducing development time by over a year; and

•	Reducing the related opportunity cost of lost uplift in sales during the development period
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DIGITAL CAVALIER TECHNOLOGY SERVICES INC.

EXECUTION | ARCHITECTURE

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DIGITAL CAVALIER TECHNOLOGY SERVICES INC.

AREAS OF COMPLEXITY & PROPRIETARY TECHNOLOGY

t Personalization Engine:

•	Description

Multi-channel personalization built for Enterprise scalability that can leverage real-time / near-real time machine learning
•	Web Overlays
o	Allow full site integration through single line script injection for ease of manageability
o	Automatic page type detection using Levenshtein distance
o	Regular Expression support for custom template deployments
•	Content Recommendations
o	Recommending of almost any type of web content
•	Product Recommendations
o	Built for extensible support of e-commerce platforms and custom website commerce solutions
•	Video Recommendations
o	Pre-release
•	Email Recommendations
o	Pre-Alpha
•	Offline Learning
o	Non-proprietary k-means clustering
o	Semi-proprietary recurrent neural network built off of Word2Vec
•	Proprietary Online ML Algorithms (note – not all constitute machine learning classifiers but can be used in conjunction with a classifier, e.g., multi-armed bandit algorithm managing when to use several other algorithms)

Vertical	Algorithm Name	Compute Load	Description
Content	FastFriends	Low	Linkage based algorithm, similar to Google's PageRank algorithm; using a user’s history or current page if there is no history
Content	FuzzyFastK	Low	A variation on kNN, where vectors are partially modelled from inferred data
Content	SimpleVelocityVector	Med-to-High	N-dimensional vector space that uses sparse eigen vectors to speed up computations
Content	SimilarArticles	Medium	Leverages unstructured ML for K Means Clustering and Word2vec

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for CBOW to return a similarity score for articles being compared
Content	Trending	Very Low	Trending list updated in real time that utilizes statistical analysis to optimize parameters (no ML)
Content	MostRead	Very Low	Most viewed within a time window; default is the last hour if no window is defined (no ML)
Content	Flashback	Low	Uses linkage data to drive content for a date range that excludes recent content
Content	SimilarContentByDistance	Medium	Partly leverages article scores for a single article used in SimilarArticles, but also looks at site structure, and returns ranked similar articles to a page specified (or if none is specified then the originating site page from which the request was sent)
Content	NewestTrending	Very Low	Optimized for "Breaking News", trending with an extra focus on recency
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Content	GroupSimilar	Med-to-High

Forces FastFriends,

FuzzyFastK and

SimpleVelocityVector to

run and use a preconfigured grouping strategy to determine final recommendation selection (essentially, taking our three standard recommendation variants and forcing them to work in combination a certain way to test against learning-based optimizations)

Content	LandingOptimization
Content	PromoteImage
Content	LeastMeansSquare
Content	MaxTanOverTime
Content	BayesFalseNegative
Content	RandomList
Content	NewestInCategory
Content	CovarianceGauss
Ecommerce	EcomYouMightLike	Medium	Standard NLP and Behavioural recommendation variant that primarily optimizes around purchase events
Ecommerce	SimilarProducts	Low
Ecommerce	TopProducts	Very Low
Ecommerce	LatestProducts	Very Low
Ecommerce	AlsoViewProducts	Very Low
Ecommerce	RecentHistory	Very Low
Ecommerce	BuyTogether	Very Low

•	Additional Algorithms
o	ExternalRecommender Not an algorithm per se, but a configuration end point for working with external recommender systems

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ADDENDUM B

NON-DISCLOSURE AGREEMENT

MUTUAL NON-DISCLOSURE AGREEMENT

On this 9th day of February 2022, Digital Cavalier Technology Services Inc. a British Columbia corporation and American Hemp Ventures, Inc., a Nevada corporation, agree as follows:

1.	In connection with discussions relating to a business opportunity of mutual interest and in the performance of any agreement between the parties (the “Opportunity”), the parties may find it beneficial to disclose to each other certain Confidential Information (as defined below). A party disclosing Confidential Information (as defined below) is a “Disclosing Party” and a party receiving Confidential Information (as defined below) is a “Receiving Party”. As used in this Agreement, “Confidential Information” means all confidential or proprietary information in tangible or intangible form (including, without limitation, financial information, computer programs, code, software, technical drawings, algorithms, protocols, printing specifications, technical expertise, know-how, formulas, processes, ideas, inventions (whether patentable or not), intellectual property, and confidential information of any type or kind, schematics, reports, ticket test results, charts, graphs, electrical measurement readings, and technical, trade secrets, business and product development plans and strategies); information disclosed in circumstances of confidence; or information which would be understood by like parties exercising reasonable business judgment at the time of disclosure to be proprietary which is disclosed to or otherwise acquired by the Receiving Party, but does not include information that:

(a)	is already known to the Receiving Party prior to the date of disclosure;

(b)	is or becomes generally known to the public domain through no violation of this Agreement by the Receiving Party;

(c)	is received from an unaffiliated third party without an obligation of nondisclosure or breach of an obligation of confidentiality to the Disclosing Party; or

(d)	is independently developed by the Receiving Party by personnel who have not had access to the Confidential Information.

2.	With respect to Confidential Information of the Disclosing Party, the Receiving Party shall:

(a)	hold the Confidential Information in confidence and protect it in accordance with the same degree of care with which it protects its own Confidential Information of like importance which it does not wish to disclose, but in no event less than reasonable care;

(b)	use the Confidential Information only in connection with the discussions or the performance of any agreement between the parties or as may be expressly approved by the Disclosing Party in writing;

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(c)	except in the normal anticipated use thereof, not copy or otherwise duplicate the Confidential Information, or knowingly allow anyone else to copy or otherwise duplicate any of the Confidential Information then under its control without the Disclosing Party's prior written approval. The Receiving Party shall not remove any confidential, proprietary or similar notice from the Confidential Information;

(d)	restrict disclosure of the Confidential Information solely to those employees with a need to know, and not disclose it to any other parties;

(e)	require that all employees given access to the Confidential Information agree to maintain the confidentiality thereof, and otherwise comply with the provisions hereof;

(f)	perform no reverse engineering or any other unauthorized testing or analysis upon such Confidential Information; and

(g)	upon request of the Disclosing Party, immediately return any and all Confidential Information to the Disclosing Party or provide certification of its destruction by an officer of the Receiving Party.

3.	A Receiving Party may disclose Confidential Information of a Disclosing Party if, and to the extent that, in the opinion of counsel, such disclosure is required by law, in which case the Receiving Party shall promptly notify the Disclosing Party of the reasons for and nature of the proposed disclosure so that the Disclosing Party may take such action as it deems necessary.

4.	Each party shall be entitled at any time and without notice to the other to negotiate, disclose and otherwise deal in any manner and for any purpose with third parties regarding its own Confidential Information.

5.	Nothing in this Agreement shall require or obligate, or be deemed to require or obligate, either party in any manner to engage in any business relationship at all with the other party. Nothing in this Agreement grants, or shall be deemed to grant, to either party any authority or agency of kind or manner to act in any way in the other party’s name or behalf, and neither party shall hold itself out to be acting in such manner or to possess such authority.

6.	All Confidential Information will remain the exclusive property of the Disclosing Party. Nothing contained in this Agreement shall be construed as granting or conferring, whether by sale, license or otherwise, to a Receiving Party any right, title or interest in any Confidential Information disclosed, nor in any of the patents, trademarks or copyrights of the Disclosing Party.

7.	The provisions hereof shall inure to and be binding upon the successors and assigns of the parties hereto; provided, however that no disclosure of Confidential Information may be made to any successor or assign of a Receiving Party without the written consent of the Disclosing Party.

8.	This Agreement shall be governed under the laws in the State of Nevada.

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9.	Except for the obligations of Paragraph 2 of this Agreement that shall survive for five (5) years from the date hereof and with respect to Confidential Information deemed a trade secret at law, for so long as such information remains a trade secret beyond said five (5) year period, all obligations under this Agreement shall terminate upon the expiration of two (2) years from the date hereof.

10.	This document represents the full and complete agreement of the parties with respect to the use and confidentiality of the Confidential Information and supersedes all prior communications, agreements or proposals. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

11.	Each party understands and agrees that its breach or threatened breach of this Agreement will cause irreparable injury to the other party and that money damages will not provide an adequate remedy for such breach or threatened breach, and both parties hereby agree that, in the event of such a breach or threatened breach, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

Digital Cavalier Technology Services Inc.	American Hemp Ventures, Inc.

By:	By:
Name:	Name:

Title: CEO	Title: CEO
2/9/2022	2/9/2022

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Appendix “B”.

See Below

AMENDMENT

Effective this 4th day of May 2022, Digital Cavalier Technology Services Inc. d/b/a YOUNEEQ, a British Columbia, Canada corporation, (“YOUNEEQ”) and American Hemp Ventures, Inc., a Nevada Corporation, (“AMHV”), hereinafter the Parties, agree to amend the Licence Agreement executed on February 9th, 2022 (attached as Appendix “A” for reference).

By mutual consent, the Parties agree to amend Section 2, clause (b) and Section 4, clause a)i), which currently read as follows:

2. LICENSE CONSIDERATION AND TERMS

(b) AMHV shall issue thirty million (30,000,000) fully paid and non-assessable common shares of AMHV to Digital Cavalier Technology Services Inc., or its Assigns.

And amend this Clause to read as follows:

(b) AMHV shall issue 3,000 fully paid and non-assessable Preferred “A” shares, which are each convertible into 10,000:1 voting and conversion rights to Digital Cavalier Technology Services Inc., or its Assigns for this Licence, which is valued by the Parties at USD$50,000.00.

4. TERMINATION

a) This Agreement may be terminated prior to the expiration of the term set forth in Section 3 upon the concurrence of any of the following events:

i)	AMHV’s failure to pay YOUNEEQ for any Licence Fees shall be grounds for the termination by YOUNEEQ of this license, at its sole discretion. However, all shares received by YOUNEEQ hereunder shall be fully earned and deemed fully paid and non-assessable and non-cancellable for any reason.

And amend this clause to read as follows:

a) This Agreement may be terminated prior to the expiration of the term set forth in Section 3 upon the concurrence of any of the following events:

i)	AMHV’s failure to pay YOUNEEQ for any Licence Fees during the first year of this Agreement, then that shall be grounds for the termination by YOUNEEQ of this licence, at its sole discretion. In consideration, YOUNEEQ will retain 500 fully paid and nonassessable Preferred “A” shares that shall be fully earned and deemed fully paid and nonassessable and non-cancellable for any reason. Further, should the contemplated merger of YOUNEEQ and AMHV not conclude by February 8th, 2023, then AMHV will have the right to convert all Licence Fees paid to YOUNEEQ into equity in YOUNEEQ at CDN$0.10 per share at the first anniversary of this Agreement and Youneeq shall forfeit and resign all Board seats.

IN WITNESS WHEREOF, the Parties hereto executed this Agreement as of the Effective Date.

Digital Cavalier Technology Services Inc.	American Hemp Ventures, Inc.

Authorized Signatory	Authorized Signatory

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